Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER 2016 RESULTS

MOORESTOWN, NJ – March 14, 2017 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter of 2016.

Fourth Quarter 2016 Highlights and Subsequent Events

•	GAAP net income applicable to common stockholders was $26.2 million, or $3.48 per diluted share, for the fourth quarter 2016
•	Core earnings were $0.51 per share, or $3.9 million, for the fourth quarter 2016
•	Book value grew 2.0% from September 30, 2016 to $20.49 per share at December 31, 2016
•	Declared regular dividend of $0.49 per share and special dividend of $0.15 per share; annualized dividend yield at market close was 10.8% at March 13, 2017
•	Aggregate portfolio leverage stood at 3.96x at December 31, 2016
•
Subsequent to the end of the fourth quarter, the Company received purchase approval from Ginnie Mae (GNMA) to acquire full MSRs on loans backing GNMA securities in exchange for the sale of the Company’s Pool 2 Excess MSR assets

“The fourth quarter capped off an outstanding year for Cherry Hill,” stated Jay Lown, President of Cherry Hill Mortgage Investment Corporation.  “The sale of our Excess MSRs back to Freedom transformed the composition and focus of our portfolio of Servicing Related Assets. Concurrent with the second part of that sale post-quarter end, we acquired Ginnie Mae MSRs for the first time and doubled the size of our servicing portfolio.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2016 of $26.2 million, or $3.48 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $8.9 million of net interest income, $1.1 million of net servicing income, a net realized gain of $0.1 million on the RMBS portfolio, a net realized gain on the Excess MSR portfolio of $1.5 million, a net realized loss of $4.1 million on derivatives, a net unrealized gain of $15.3 million on derivatives, a net unrealized gain of $2.6 million on the Excess MSR portfolio, a net unrealized gain of $3.9 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.6 million.

Core earnings for the fourth quarter of 2016 were $3.9 million, or $0.51 per basic and diluted weighted average common share outstanding.  For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2016	2015
Income
Interest income	$11,242	$7,984
Interest expense	2,389	1,759
Net interest income	8,853	6,225
Servicing fee income	2,145	1,100
Servicing costs	1,018	301
Net servicing income (loss)	1,127	799
Other income (loss)
Realized gain (loss) on RMBS, net	74	393
Realized gain (loss) on investments in Excess MSRs, net	1,520	-
Realized gain (loss) on derivatives, net	(4,056)	(1,672)
Realized gain (loss) on acquired assets, net	-	275
Unrealized gain (loss) on derivatives, net	15,307	4,634
Unrealized gain (loss) on investments in Excess MSRs	2,588	1,219
Unrealized gain (loss) on investments in MSRs	3,870	(560)
Total Income	29,283	11,313
Expenses
General and administrative expense	790	1,083
Management fee to affiliate	764	713
Total Expenses	1,554	1,796
Income (Loss) Before Income Taxes	27,729	9,517
Provision for corporate business taxes	1,127	(134)
Net Income (Loss)	26,602	9,651
Net (income) loss allocated to noncontrolling interests	(432)	(106)
Net Income (Loss) Applicable to Common Stockholders	$26,170	$9,545
Net income (Loss) Per Share of Common Stock
Basic	$3.48	$1.27
Diluted	$3.48	$1.27
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,519,038	7,509,543
Diluted	7,525,348	7,519,038
_______________
Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the fourth quarter 2016 was approximately $18.3 million.

	Three Months Ended December 31,
	2016	2015
Net income (loss)	$26,602	$9,651
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(18,289)	(5,858)
Reclassification of net realized (gain) loss on RMBS in earnings	(74)	(393)
Other comprehensive income (loss)	(18,363)	(6,251)
Comprehensive income (loss)	$8,239	$3,400
Comprehensive income (loss) attributable to noncontrolling interests	142	39
Comprehensive income (loss) attributable to common stockholders	$8,097	$3,361
_______________
Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2016

The Company realized interest income of $6.4 million from its Excess MSR portfolio, servicing fee income of $2.1 million from its MSR portfolio and realized interest income of $4.8 million from its RMBS portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $61.3 million, due to the completion of the sale of the Company’s Pool 1 and Pool 2014 Excess MSR assets in the fourth quarter.  Net interest spread for the RMBS portfolio stood at 1.66% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.96x.

The RMBS portfolio had a book value of approximately $678.3 million and a carrying value of approximately $671.9 million at quarter end December 31, 2016.  The portfolio had a weighted average coupon of 3.7% and weighted average maturity of 24 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs, Treasury futures and options on Treasury futures.  At December 31, 2016, the Company held interest rate swaps with a notional amount of $415.9 million, swaptions with a notional amount of $70.0 million, TBAs with a notional amount of ($6.0 million), Treasury futures with a notional amount of $50.0 million and options on Treasury futures with a notional amount of $20.0 million.

As of December 31, 2016, Cherry Hill’s GAAP book value was $20.49 per diluted share, a 2.0% increase from book value per share of $20.09 as of September 30, 2016.

Dividend

On December 8, 2016, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the fourth quarter of 2016. In addition, the Board of Directors declared a special cash dividend of $0.15 per share in order to fulfill the requirement of distributing at least 90% of the Company’s annual REIT taxable income to stockholders. Both dividends were paid in cash on January 31, 2017 to stockholders of record as of the close of business on December 31, 2016.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, realized (gain) loss on acquired assets, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings are adjusted to exclude outstanding LTIP-OP units in our Operating Partnership. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended December 31, 2016 and 2015:

	Three Months Ended December 31,
	2016(¹)	2015(²)
Net income (loss)	$26,602	$9,651
Realized (gain) loss on RMBS, net	(74)	(393)
Realized (gain) loss on investments in Excess MSRs, net	(1,520)	-
Realized (gain) loss on derivatives, net	4,056	1,672
Realized (gain) loss on acquired assets, net	-	(275)
Unrealized (gain) loss on derivatives, net	(15,307)	(4,634)
Unrealized (gain) loss on investments in Excess MSRs	(2,588)	(1,219)
Unrealized (gain) loss on investments in MSRs	(3,870)	560
Tax (benefit) expense on unrealized (gain) loss on MSRs	1,486	276
Estimated “catch up” premium amortization (benefit) cost	(4,130)	(1,313)
Changes due to realization of expected cash flows	(1,219)	(189)
Reversal of gain (loss) on acquired assets, net	244	-
Yield maintenance income	250	-
Total core earnings:	$3,930	$4,136
Core earnings attributable to noncontrolling interests	(73)	(55)
Core Earnings Attributable to Common Stockholders	$3,857	$4,081
Core Earnings Attributable to Common Stockholders, per Share	$0.51	$0.54
GAAP Net income (Loss) Per Share of Common Stock	$3.48	$1.27

__________
Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
(¹) In 4Q 2016 the Company refined its method of calculating amortization of its MSRs to reflect expected cashflows (runoff) from the portfolio. Using this revised method of calculating MSR amortization, core earnings per share for 1Q16, 2Q16 and 3Q16 would have been $0.55, $0.55 and $0.57, respectively.
(²) Reflects revised method of calculating MSR amortization.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 14, 2017.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2016 and its results of operations for the fourth quarter of 2016 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9039 (from within the U.S.) or 1-201-689-8470 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter 2016 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 14, 2017 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13656709.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com